EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)


                               For the Six Months      For the Three Months
                                    ended June 30             ended June 30
                                  1998       1997           1998       1997
PRIMARY:

Average shares outstanding  4,052,514   4,052,514      4,052,514  4,052,514

Impact of Treasury Shares      31,189      17,838         37,672     18,161
                            ---------   ---------      ---------  ---------
Total                       3,994,172   4,018,207      3,992,129  4,011,075
                            =========   =========      =========  =========

Net Income                    $ 3,363     $ 3,093        $ 1,665    $ 1,555
                              =======     =======        =======    =======

Preferred Stock Dividends     $   585     $   706        $   290    $   394
                              =======     =======        =======    =======
Net Income Available to
Common Shareholders           $ 2,778     $ 2,387        $ 1,375    $ 1,161
                              =======     =======        =======    =======
Earnings Per Share
Applicable to Common Stock       $.70        $.59           $.35       $.29
                                =====       =====          =====      =====
